UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Soliciting Material Pursuant to §240.14a-12

EMERGENT BIOSOLUTIONS INC.

(Name of Registrant as Specified In Its Charter)

Not applicable

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PRELIMINARY COPY.

SUBJECT TO COMPLETION, APRIL 4, 2008.

April	, 2008

Dear Fellow Stockholders:

You are cordially invited to attend the Emergent BioSolutions Inc. 2008 Annual Meeting of Stockholders to be held on May 21, 2008 at 10:00 a.m., Eastern time, at the Crowne Plaza Hotel, 3 Research Court, Rockville, Maryland 20850. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are included in the Notice of 2008 Annual Meeting of Stockholders and Proxy Statement that follow.

We hope you plan to attend the Annual Meeting. Please vote your shares by completing, dating, signing and returning the enclosed proxy card as described in the Proxy Statement, whether or not you plan to attend the meeting. Your proxy may be revoked at any time before it is exercised as explained in the Proxy Statement.

If you plan to attend the meeting, please bring photo identification for admission. Also, if your shares are held in the name of a broker, bank or other nominee, please bring with you a proxy, letter or account statement (or copy thereof) from your broker, bank or nominee confirming your ownership of Emergent BioSolutions stock so that you can be admitted to the meeting. Also, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a broker’s proxy card issued in your name.

On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

Fuad El-Hibri

Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE TAKE TIME TO VOTE AS SOON AS POSSIBLE.

PRELIMINARY COPY.

SUBJECT TO COMPLETION, APRIL 4, 2008.

EMERGENT BIOSOLUTIONS INC.

2273 RESEARCH BOULEVARD, SUITE 400

ROCKVILLE, MARYLAND 20850

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 21, 2008

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Emergent BioSolutions Inc. will be held on May 21, 2008 at 10:00 a.m., Eastern time, at the Crowne Plaza Hotel, 3 Research Court, Rockville, Maryland 20850. At the annual meeting, stockholders will consider and vote on the following matters:

1.	the election of Zsolt Harsanyi, Ph.D. and Louis W. Sullivan, M.D. to serve as Class II directors, each for a term of three years;

2.	the ratification of the approval of the rights agreement that we entered into with American Stock Transfer & Trust Company, as rights agent, on November 14, 2006; and

3.	the ratification of the selection by the audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Stockholders also will consider and vote on any other matters as may properly come before the annual meeting or any adjournment or postponement thereof. Our board of directors has no knowledge of any other matters that may come before the meeting.

Stockholders of record at the close of business on March 31, 2008 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Your vote is important regardless of the number of shares you own.

We hope that all stockholders will be able to attend the annual meeting in person. However, in order to ensure that a quorum is present at the meeting, please complete, date, sign and promptly return the enclosed proxy card, whether or not you plan to attend the annual meeting. A return envelope, which is postage-paid if mailed in the United States, addressed to American Stock Transfer & Trust Company, our transfer agent and registrar, has been enclosed for your convenience. If you return a proxy, you may cancel it by voting in person at the annual meeting. Please note, however, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a broker’s proxy card issued in your name.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Denise Esposito

Senior Vice President, Legal Affairs,

General Counsel and Secretary

Rockville, Maryland

April	, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT.

IN ORDER TO ASSURE THE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY AS SOON AS POSSIBLE.

PRELIMINARY COPY.

SUBJECT TO COMPLETION, APRIL 4, 2008.

EMERGENT BIOSOLUTIONS INC.

2273 RESEARCH BOULEVARD, SUITE 400

ROCKVILLE, MARYLAND 20850

PROXY STATEMENT

For the 2008 Annual Meeting of Stockholders

To Be Held On May 21, 2008

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of Emergent BioSolutions Inc. for use at the 2008 Annual Meeting of Stockholders to be held on May 21, 2008 at 10:00 a.m., Eastern time, at the Crowne Plaza Hotel, 3 Research Court, Rockville, Maryland 20850, and of any adjournment or postponement thereof.

All proxies will be voted in accordance with your instructions. If no choice is specified, the proxies will be voted as recommended by our board of directors. A stockholder who signs a proxy may revoke or revise that proxy at any time before the annual meeting.

This proxy statement is being mailed on or about April	, 2008 to stockholders of record as of March 31, 2008.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the Securities and Exchange Commission, or SEC, will be furnished without charge to any stockholder upon written or oral request to Emergent BioSolutions Inc., Attn: Investor Relations, 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850; telephone: (301) 795-1800. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 also are available on our website at www.emergentbiosolutions.com and the SEC’s website at www.sec.gov.

Voting Securities and Votes Required

Stockholders of record at the close of business on March 31, 2008 will be entitled to notice of and to vote at the annual meeting. On that date, 29,750,237 shares of our common stock were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. Stockholders are not entitled to cumulative voting rights. We have no other securities entitled to vote at the meeting.

The representation in person or by proxy of at least a majority of the shares of common stock issued, outstanding and entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Directors are elected by a plurality of votes cast by stockholders entitled to vote at the meeting. To be approved, any other matter submitted to our stockholders, including the ratification of the approval of the rights agreement that we entered into with American Stock Transfer & Trust Company, as rights agent, on November 14, 2006 and the ratification of Ernst & Young LLP as our independent registered public accounting firm, requires the affirmative vote of the majority of shares present in person or represented by proxy and voting on such matter at the annual meeting. A representative of American Stock Transfer & Trust Company will serve as the inspector of elections at the annual meeting.

Shares that abstain from voting as to a particular matter and shares held in “street name” by brokers, banks or other nominees who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will be counted for the purpose of determining whether a quorum exists but will not have any effect upon the outcome of voting with respect to such matters. Brokers holding shares for clients who have not given specific voting instructions are permitted to vote in their discretion with respect to “Proposal One — Election of Directors” and “Proposal Three — Ratification of Selection of Independent Registered Public Accounting Firm.”

Stockholders may vote in person or by proxy. Voting by proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person. Any stockholder voting by proxy has the right to revoke the proxy at any time before the polls close at the annual meeting by giving our Secretary a duly executed proxy card bearing a later date than the proxy being revoked at any time before that proxy is voted or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified. If the shares you own are held in your name and you do not specify in the proxy card how your shares are to be voted, they will be voted in favor of the election as directors of those persons named as nominees in this proxy statement, in favor of the ratification of the rights agreement and in favor of the ratification of Ernst & Young LLP as our independent registered public accounting firm. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment. If the shares you own are held in “street name,” the broker, bank or other nominee, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions that your broker, bank or other nominee provides to you.

If your shares are registered directly in your name, you may vote:

•

By Mail. Complete, date and sign the enclosed proxy card and mail it in the enclosed postage-paid envelope to American Stock Transfer & Trust Company. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

•	In Person at the Meeting. If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” for your account by a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee explaining how to vote. If you plan to vote in person at the annual meeting, you should contact the broker, bank or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in street name at the annual meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Because we utilize the “householding” rules for proxy materials, stockholders who share the same address will receive only one copy of the annual report and proxy statement, unless we receive contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record. If you prefer to receive multiple copies of the proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain additional copies upon written request to Emergent BioSolutions Inc., Attn: Investor Relations, 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850; telephone: (301) 795-1800. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting us in the same manner.

If you are a beneficial owner and hold your shares in a brokerage or custody account, you can request additional copies of the proxy statement and annual report or you can request householding by notifying your broker, bank or other nominee.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2008 by each of our named executive officers, each of our directors, all of our executive officers and directors as a group and each person, entity or group of affiliated persons or entities known by us to beneficially own more than 5% of our common stock. There were 29,750,237 shares of our common stock outstanding on March 31, 2008.

Name of Beneficial Owner	Outstanding Shares Beneficially Owned(1)	Right to Acquire Beneficial Ownership(2)	Total Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named executive officers and directors
Fuad El-Hibri(3)	16,159,688	156,470	16,316,158	54.6%
Daniel J. Abdun-Nabi	40,850	24,000	64,850	*
Robert G. Kramer, Sr.	162,111	129,083	291,194	1.0%
R. Don Elsey	300	53,156	53,456	*
Kyle W. Keese	7,316	10,000	17,316	*
Steven N. Chatfield	38,362	—	38,362	*
Joseph M. Allbaugh	—	14,386	14,386	*
Dr. Sue Bailey	—	—	—	—
Zsolt Harsanyi, Ph.D.	—	43,156	43,156	*
Jerome M. Hauer	—	43,156	43,156	*
Ronald B. Richard	—	28,770	28,770	*
Louis W. Sullivan, M.D.	—	14,386	14,386	*
All executive officers and directors as a group (11 persons)	16,208,654	411,865	16,620,519	55.1%
5% stockholders
Intervac, L.L.C.	8,314,819	—	8,314,819	27.9%
BioPharm, L.L.C.(4)	5,440,127	—	5,440,127	18.3%
Biovac, L.L.C.	1,599,155	—	1,599,155	5.4%

*	Represents beneficial ownership of less than one percent of common stock.

(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of our common stock. The information set forth is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth, the address of the beneficial owner is c/o Emergent BioSolutions Inc., 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850.

(2)

Consists of shares of common stock subject to stock options currently exercisable or exercisable within 60 days of March 31, 2008. Shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2008 are deemed to be outstanding and beneficially owned by the person holding the option for the purpose of calculating the percentage ownership of that person, but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person.

(3)

Mr. El-Hibri has a pecuniary ownership interest in 6,404,751 shares of our common stock, which represents approximately 21.5% of our outstanding common stock and 156,470 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2008 that are deemed to be outstanding and beneficially owned. In accordance with the rules and regulations of the SEC, Mr. El-Hibri’s beneficial ownership is deemed to consist of the following shares of our common stock:

•       8,314,819 shares held by Intervac, L.L.C.;

•	4,065,043 shares held by BioPharm, L.L.C.;
•	1,599,155 shares held by Biovac, L.L.C.;
•	1,375,084 shares held by Biologika, L.L.C.;
•	719,275 shares held by Intervac Management, L.L.C.; and
•	86,312 shares held directly by Mr. El-Hibri.

Mauro and Yasmine Gibellini, as tenants by the entirety, have the power to dispose of all shares of our capital stock held by Biologika.

For more information regarding the beneficial ownership and voting of these shares, see “— Stockholder Arrangements” below.

(4)	Consists of the following shares of our common stock:

•	4,065,043 shares held by BioPharm, L.L.C.; and
•	1,375,084 shares held by Biologika, L.L.C.

BioPharm and Biologika are parties to a voting agreement dated June 30, 2004. Mauro and Yasmine Gibellini, as tenants by the entirety, have the power to dispose of all shares of our capital stock held by Biologika.

For more information regarding the beneficial ownership and voting of these shares, see “— Stockholder Arrangements” below.

Stockholder Arrangements

Additional information regarding the beneficial ownership of the shares held by our principal stockholders, including the voting agreement between BioPharm and Biologika dated June 30, 2004, is set forth below.

Intervac, L.L.C.

Mr. El-Hibri is the general manager of Intervac and in that capacity has the power to vote and dispose of all shares of our capital stock held by Intervac. The board of executive directors of Intervac, consisting of Mr. El-Hibri and Nancy El-Hibri, supervises the management of the company and has the power to remove the general manager. Nancy El-Hibri is the wife of Mr. El-Hibri. A majority of the executive directors of Intervac is required to decide any matter on which the board of executive directors may take action, including the removal of the general manager. Any member of the board of executive directors may be removed by members of Intervac holding more than 50% of the aggregate ownership interests in Intervac. Mr. El-Hibri and his wife, as tenants by the entirety, hold 36.5% of the ownership interests in Intervac. Under a voting agreement with the Shirley G. Crowe Revocable Trust, Mr. El-Hibri has the power to vote an additional 18.0% of the ownership interests in Intervac on any matter. As a result, Mr. El-Hibri has the power to direct the voting of more than 50% of the aggregate ownership interests in Intervac. The voting agreement between Mr. El-Hibri and the Shirley G. Crowe Revocable Trust automatically terminates on October 21, 2010.

BioPharm, L.L.C.

Mr. El-Hibri is the holder of more than 50% of the class B ownership units of BioPharm and in that capacity has the power to direct the voting and disposition of all shares of our capital stock held by BioPharm.

Biovac, L.L.C.

Mr. El-Hibri and his wife, as tenants by the entirety, hold 89.2% of the ownership interests in Biovac and have the power to vote and dispose of all shares of our capital stock held by Biovac.

Intervac Management, L.L.C.

Mr. El-Hibri is the general manager of Intervac Management and in that capacity has the power to vote and dispose of all shares of our capital stock held by Intervac Management. Mr. El-Hibri is appointed as general manager pursuant to the terms of the operating agreement of Intervac Management, which may only be amended with the unanimous consent of the members of Intervac Management. Mr. El-Hibri and his wife, as tenants by the entirety, hold 31.1% of the ownership interests in Intervac Management.

Voting Agreement between BioPharm, L.L.C. and Biologika, L.L.C.

Biologika has agreed to vote all shares of our capital stock owned by it for and against and abstain from voting with respect to any matter in the same manner and to the same extent as BioPharm. As a result, Mr. El-Hibri has the power to direct the voting of all shares of our capital stock held by Biologika. The voting agreement automatically terminates on June 30, 2014. Under the voting agreement, any person to whom Biologika transfers any shares of our capital stock must agree to be bound by the terms of the voting agreement, other than as a result of a transfer in a brokers’ transaction or directly with a market maker, subject to BioPharm’s right to purchase at fair market value the shares that Biologika proposes to sell. Mauro Gibellini and Yasmine Gibellini, as tenants by the entirety, hold 100% of the ownership interests in Biologika and have the power to dispose of all shares of our capital stock held by Biologika. Mr. Gibellini is our senior vice president corporate affairs and the brother-in-law of Mr. El-Hibri. Ms. Gibellini is the sister of Mr. El-Hibri.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely upon a review of the copies of such forms furnished to us for the year ended December 31, 2007, and the information provided to us by those persons required to file such reports, no such person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis.

CORPORATE GOVERNANCE

General

Our board of directors is currently authorized to have, and currently has, seven members and is divided into three classes, with one class being elected each year and members of each class serving for staggered three-year terms. Fuad El-Hibri, Jerome M. Hauer and Ronald B. Richard are Class I directors with terms expiring at the 2010 annual meeting of stockholders. Zsolt Harsanyi, Ph.D. and Louis W. Sullivan, M.D. are Class II directors with terms expiring at the 2008 annual meeting. Joseph M. Allbaugh and Dr. Sue Bailey are Class III directors with terms expiring at the 2009 annual meeting. Mr. El-Hibri is the chairman of our board of directors. For more information regarding the members of our board of directors, see “Proposal One — Election of Directors” below.

Our board of directors believes that good corporate governance is important to ensure that Emergent BioSolutions is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that our board has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on our website at www.emergentbiosolutions.com under “Investors — Corporate Governance.” Alternatively, you can request a copy of any of these documents by writing to Emergent BioSolutions Inc., Attn: Investor Relations, 2273 Research Blvd, Suite 400, Rockville, Maryland 20850.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Emergent BioSolutions and our stockholders. These guidelines provide a framework for the conduct of the board’s business, including:

•	the board of director’s principal responsibility is to oversee the management of Emergent BioSolutions;
•	a majority of the members of the board of directors shall be independent directors;
•	the independent directors meet regularly in executive session;
•	directors have full and free access to management and, as necessary and appropriate, independent advisors;
•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and
•	at least annually, the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable rules of the New York Stock Exchange, or NYSE, a director will only qualify as “independent” if our board of directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Our board of directors has established guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with us if he or she is independent under Section 303A.02(b) of the NYSE Listed Company Manual, even if he:

•

is an executive officer of another company which is indebted to us, or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company he or she serves as an executive officer; or

•

serves as an officer, director or trustee of a tax exempt organization to which we make contributions, unless our discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of that organization’s consolidated gross revenues. Our matching of employee charitable contributions would not be included in the amount of our contributions for this purpose.

In addition, ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of our board of directors who are independent.

Our board of directors has determined that Mr. Allbaugh, Dr. Bailey, Dr. Harsanyi, Mr. Richard and Dr. Sullivan meet the categorical standards described above, that none of these directors has a material relationship with us and that each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual.

Board of Directors Meetings and Attendance

Our board of directors met six times during the fiscal year ended December 31, 2007, either in person or by teleconference. During 2007, each of our directors attended at least 75% of the aggregate of the number of board meetings held during the period for which he or she has been a director and of meetings held by all committees on which he or she then served.

Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. Mr. Allbaugh, Dr. Bailey, Mr. El-Hibri, Dr. Harsanyi, and Mr. Hauer attended the 2007 annual meeting of stockholders.

Lead Director

Our corporate governance guidelines provide that in the event the chairman of our board of directors is not an independent director, a majority of the board’s independent directors may appoint an independent director, who has been nominated by the nominating and corporate governance committee, to serve as lead director. Because Fuad El-Hibri, the chairman of our board of directors, is not an independent director, our independent directors, based on the recommendation of the nominating and corporate governance committee, have appointed Dr. Harsanyi as the lead director. As lead director, Dr. Harsanyi serves as the presiding director at all executive sessions of our non-management or independent directors, facilitates communications between other members of the board of directors and Mr. El-Hibri, determines the need for special meetings of the board of directors and consults with Mr. El-Hibri on matters relating to corporate governance and board performance.

Board Committees

Our board of directors has established three standing committees — audit, compensation, and nominating and corporate governance — each of which operates under a charter that has been approved by our board of directors. Current copies of each committee’s charter are available on our website at www.emergentbiosolutions.com under “Investors — Corporate Governance.”

Our board of directors has determined that all of the members of each of the board’s three standing committees are independent as defined under the rules of the NYSE, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;
•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from our independent registered public accounting firm;
•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•	overseeing our internal audit function;
•	discussing our risk management policies;
•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;
•	reviewing and approving or ratifying any related person transactions; and
•	preparing the audit committee report required by SEC rules, which is included on page 10 of this proxy statement.

The members of our audit committee are Dr. Harsanyi, Mr. Richard and Dr. Sullivan. Dr. Harsanyi chairs the committee. Our board of directors has determined that Dr. Harsanyi qualifies as an “audit committee financial expert” as defined by applicable SEC rules. Our audit committee met six times during 2007.

Compensation Committee

The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;
•	determining the compensation of our chief executive officer;

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;
•	overseeing an evaluation of our senior executives;
•	overseeing and administering our cash and equity incentive plans;
•	reviewing and making recommendations to our board of directors with respect to director compensation;
•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 14 of this proxy statement; and
•	preparing the compensation committee report required by SEC rules, which is included on page 19 of this proxy statement.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under “— Executive and Director Compensation Processes.”

The members of our compensation committee are Mr. Richard, Mr. Allbaugh and Dr. Harsanyi. Mr. Richard chairs the committee. Our compensation committee met four times during 2007.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of the board of directors;
•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;
•	reviewing and making recommendations to the board of directors with respect to management succession planning;
•	developing and recommending to the board of directors corporate governance principles; and
•	overseeing an annual evaluation of the board of directors.

The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “— Director Nomination Process.”

The members of our nominating and corporate governance committee are Dr. Sullivan, Mr. Allbaugh and Dr. Bailey. Dr. Sullivan chairs the committee. Our nominating and corporate governance committee met once during 2007.

Executive and Director Compensation Process

The compensation committee has implemented an annual review program for our executives pursuant to which the committee determines annual salary increases, annual cash bonus amounts and annual stock option awards granted to our executives. Our chief executive officer and vice president human resources prepare compensation recommendations regarding the compensation of each of our executive officers, other than the chief executive officer, and present these recommendations to the compensation committee for approval. The compensation committee considers corporate goals and objectives relevant to the compensation of our chief executive officer, evaluates the chief executive officer’s performance in light of these goals and objectives and determines and approves the compensation of the chief executive officer based on this evaluation.

The board of directors has delegated to the chief executive officer and the president the authority to grant stock options to employees under our 2006 stock incentive plan. Neither the chief executive officer nor the president was authorized to grant options to himself, to any other director or executive officer, to any other officer or other person whose compensation is determined by the compensation committee or to any person that the board of directors or the compensation committee may from time to time designate in writing. In addition, the chief executive officer and the president were not authorized to grant in the aggregate options with respect to more than 2,950,000 shares of common stock or to grant to any person, in any one calendar year, options with respect to more than 287,700 shares of common stock.

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2007, the compensation committee retained Towers Perrin as an outside consultant to advise the compensation committee on market compensation practices and the implementation of public company compensation programs and policies and to review recommendations from management on compensation matters. The compensation committee met with the compensation consultant twice in 2007 and once in 2008, at the time salary, annual bonus targets and stock option grant guidelines were being recommended for the chief executive officer and the other executive officers.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board of directors.

In considering whether to recommend any particular candidate for inclusion in the board of director’s slate of recommended director nominees, our nominating and corporate governance committee considers the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Emergent BioSolutions Inc., 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate candidates recommended by stockholders by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by following the procedures set forth under “Stockholder Proposals.”

Communicating with the Independent Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond if and as appropriate. The lead director, with the assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Under procedures approved by a majority of our independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to Board of Directors, c/o Corporate Secretary, Emergent BioSolutions Inc., 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit and other services. For 2007, audit fees include an estimate of amounts not yet billed.

Fee Category	2007	2006
Audit Fees(1)	$1,105,702	$1,377,288
Audit-Related Fees	—	—
Tax Fees(2)	$230,661	$310,193
All Other Fees	—	—
Total Fees	$1,336,363	$1,687,481

(1)

Audit fees consist of fees for the audit of our consolidated financial statements and other professional services provided in connection with statutory and regulatory filings or engagements, including services related to our initial public offering, which we completed in November 2006.

(2)

Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of tax returns and claims for refunds, accounted for $82,980 of the total tax fees billed in 2007 and $72,519 of the total tax fees billed in 2006. Tax advice and tax planning services relate to assistance with tax audits, tax credit and deduction studies and calculations and tax advice related to acquisitions, structure and transfer pricing.

Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Audit Committee Report

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2007 and discussed them with our management and our independent registered public accounting firm.

The audit committee also has received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

By the Audit Committee of the Board of Directors of Emergent BioSolutions Inc.

Zsolt Harsanyi, Ph.D., Chair

Shahzad Malik, M.D. (member until March 12, 2008)

Ronald B. Richard

Louis W. Sullivan, M.D. (member since March 12, 2008)

Transactions with Related Persons

Consulting Agreement

In March 2006, we entered into an agreement with The Hauer Group under which The Hauer Group provided us strategic consulting and domestic marketing advice. The agreement expired on March 31, 2008. Jerome Hauer is the chief executive officer of The Hauer Group, and Mr. Hauer and his wife are the sole owners of The Hauer Group. Under the terms of the agreement, we agreed to pay The Hauer Group $15,000 per month for its services. We paid The Hauer Group approximately $180,000 in 2007 and $45,000 in the three months ended March 31, 2008 under the agreement.

Agreements with Intergen N.V.

In March 2008, we entered into an amended and restated marketing agreement with Intergen N.V. The marketing agreement amends and restates a prior marketing agreement and is effective as of November 5, 2007, the date the prior agreement expired in accordance with its terms. Yasmine Gibellini, the chairperson and a major shareholder of Intergen, is the sister of Fuad El-Hibri, our chief executive officer and chairman of our board of director. Ms. Gibellini is also an owner of Biologika. Under the marketing agreement, we appointed Intergen as our marketing representative for the sale and promotion of BioThrax, anthrax immune globulin, recombinant botulinum vaccine and botulinum immune globulin in a territory comprised of specified countries in the Middle East and North Africa, excluding countries to which export is prohibited by the U.S. government. The appointment is exclusive until November 5, 2008. If the marketing agreement is extended beyond November 5, 2008, the appointment will become non-exclusive. We agreed to pay Intergen a fee equal to 17.5% of net sales of the marketed products pursuant to customer contracts in these countries. The fee is only payable pursuant to customer contracts entered into after the exclusivity period if Intergen introduces the customer to us and engages in meaningful activity that leads to the purchase transaction. Under the marketing agreement, we agreed to reimburse Intergen for out-of-pocket expenses attributable to a particular purchase contract up to a specified percentage of net sales under that contract. The term of the marketing agreement is scheduled to expire on November 5, 2008. The marketing agreement provides for an extension of an additional three years until November 5, 2011 if on or prior to November 5, 2008 we enter into customer contracts for the sale of marketed products in the territory with a committed dollar amount of at least $15.0 million. This extension also applies if Intergen procures a written firm order for the purchase of a marketed product from a customer in the territory prior to November 5, 2008 and such order results in the execution on or before May 5, 2009 of a customer contract for the sale of the marketed product in the territory with a committed dollar amount of a least $15.0 million. We have not paid Intergen any fees to date under this agreement.

In January 2000, we entered into a termination and settlement agreement with Intergen. Under the agreement, we are obligated to pay Intergen a $70,000 settlement payment when we receive more than $3.0 million in the aggregate pursuant to contracts for sale of anthrax vaccine to a party other than the U.S. government. The settlement payment is in consideration for Intergen’s agreement to terminate a prior consulting agreement entered into between the parties and reduce the scope of its rights under a prior marketing agreement. This settlement payment will be made in April 2008.

Registration Rights

In September 2006, we granted registration rights with respect to shares of our common stock to our principal stockholders. The following table sets forth the number of shares of our common stock subject to these registration rights that are held by our 5% stockholders and their affiliates.

Number of Shares of
Name	Common Stock

Intervac, L.L.C.	8,314,819
BioPharm, L.L.C.	4,065,043
Biovac, L.L.C.	1,599,155
Biologika, L.L.C.	1,375,084
Intervac Management, L.L.C.	719,275

Demand registration rights. Subject to specified limitations, holders of these registrations rights may, beginning 90 days after our initial public offering, require that we register all or part of our common stock subject to the registration rights for sale under the Securities Act of 1933. These holders may demand registration of our common stock so long as the offering price to the public of the shares requested to be registered is at least $25,000,000. We are required to effect only one demand registration, subject to specified exceptions.

Incidental registration rights. If we propose to register any of our common stock under the Securities Act of 1933, subject to specified exceptions, either for our own account or for the account of other security holders, holders of registration rights are entitled to notice of the registration and to include shares of common stock subject to the registration rights in the registered offering.

Limitations and expenses. With specified exceptions, the right to include shares in a registration is subject to the right of underwriters for the offering to limit the number of shares included in the offering. We are required to pay one-half of all fees, costs and expenses of any demand registration, other than underwriting discounts and commissions.

Outside Legal Counsel

We have engaged Wilmer Cutler Pickering Hale and Dorr LLP, or WilmerHale, to provide legal services to us, including with respect to general corporate, securities law and licensing matters and for litigation strategy and counseling. Denise Esposito, our senior vice president legal affairs, general counsel and secretary, is married to Roger W. Yoerges, a partner at WilmerHale. Mr. Yoerges has not participated in providing legal services to us. We incurred fees for legal services rendered by WilmerHale of approximately $1.0 million in 2007 and $185,000 for the three months ended March 31, 2008. For the three months ended March 31, 2008, fees include an estimate of amounts not yet billed. We engage WilmerHale in the ordinary course of our business on an arm’s length basis and pay WilmerHale based on its standard rates.

Policies and Procedures for Related Person Transactions

In March 2007, our board of directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Emergent BioSolutions is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;
•	the approximate dollar value of the amount involved in the related person transaction;
•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction was undertaken in the ordinary course of our business;
•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to us of, the transaction; and
•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is consistent with our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual gross revenues; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Under the audit committee charter that was in place prior to our initial public offering, the audit committee was responsible for reviewing and approving related person transactions. In reviewing such transactions, the audit committee considered the nature of and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our best interests. In addition, all related person transactions required prior approval, or later ratification, by the audit committee. There were no related person transactions in 2007 with respect to which these policies and procedures were not followed.

EXECUTIVE OFFICERS OF THE REGISTRANT

Our executive officers and their respective ages and positions as of March 31, 2008 are as follows:

Name	Age	Position
Fuad El-Hibri	50	Chairman of the Board of Directors and Chief Executive Officer
Daniel J. Abdun-Nabi	53	President and Chief Operating Officer
R. Don Elsey	54	Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer
Kyle W. Keese	46	Senior Vice President, Manufacturing Operations
Denise Esposito	41	Senior Vice President, Legal Affairs, General Counsel and Secretary

Fuad El-Hibri. For more information about Mr. El-Hibri, see his biography under the caption “Proposal One — Election of Directors.”

Daniel J. Abdun-Nabi. Mr. Abdun-Nabi has served as president since April 2007 and chief operating officer since May 2007. Mr. Abdun-Nabi previously served as secretary from December 2004 to January 2008, senior vice president, corporate affairs and general counsel from December 2004 to April 2007 and vice president and general counsel from May 2004 to December 2004. Mr. Abdun-Nabi served as general counsel for IGEN International, Inc., a biotechnology company, and its successor BioVeris Corporation, from September 1999 to May 2004. Prior to joining IGEN, Mr. Abdun-Nabi served as senior vice president, legal affairs, general counsel and secretary of North American Vaccine, Inc. Mr. Abdun-Nabi received an L.L.M. in taxation from Georgetown University Law Center, a J.D. from the University of San Diego School of Law and a B.A. in political science from the University of Massachusetts, Amherst.

R. Don Elsey. Mr. Elsey has served as senior vice president, finance and administration since May 2007, chief financial officer since March 2006 and treasurer since June 2005. Mr. Elsey previously served as vice president, finance from June 2005 to May 2007. Mr. Elsey served as the director of finance and administration at IGEN International, Inc., a biotechnology company, and its successor BioVeris Corporation, from April 2000 to June 2005. Prior to joining IGEN, Mr. Elsey served as director of finance at Applera, a genomics and sequencing company, and in several finance positions at International Business Machines, Inc. Mr. Elsey received an M.B.A. in finance and a B.A. in economics from Michigan State University. Mr. Elsey is a certified management accountant.

Kyle W. Keese. Mr. Keese has served as senior vice president, manufacturing operations since January 2008. Mr. Keese previously served as senior vice president, corporate affairs from May 2007 to January 2008, senior vice president, marketing and communications from March 2006 to May 2007 and vice president, sales and marketing of Emergent BioSolutions from June 2004 to March 2006 and of BioPort Corporation from June 2003 to June 2004. Mr. Keese served as vice president, business development for Antex Biologics, Inc., a biotechnology company, from March 2001 to May 2003, when we acquired substantially all of the assets of Antex. Prior to joining Antex, Mr. Keese served in various business development, marketing and sales management positions at IGEN International and Abbott Laboratories and as an officer in the U.S. Navy. Mr. Keese received an M.B.A. from National University and a B.A. in mathematics and computer science from Tulane University.

Denise Esposito. Ms. Esposito has served as senior vice president, legal affairs and general counsel since April 2007 and secretary since January 2008. Ms. Esposito previously served as vice president and deputy general counsel from December 2004 to April 2007. Ms. Esposito was a partner at the law firm Wilmer Cutler Pickering Hale and Dorr LLP from January 2000 to December 2004. Ms. Esposito received a J.D. from the University of Michigan School of Law and a B.A. in economics from Rutgers University.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation programs, policies and decisions and the most important factors relevant to an analysis of these programs, policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executives and is intended to place in perspective the data presented in the tables and narrative that follow.

The compensation committee of our board of directors oversees our executive compensation programs. In this role, the compensation committee reviews and approves annually all compensation decisions relating to our executive officers.

Executive Compensation Principles

Our executive compensation programs are based on four key principles:

•	A significant portion of each senior executive’s compensation should be variable, based on a combination of individual and corporate performance.
•	Compensation opportunities should be competitive with biotechnology companies of a similar size and at a similar phase of business life cycle.

•	The equity compensation program should align executive interests with those of stockholders and should be simple for participants to understand.
•	Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.

We have designed our compensation programs to reflect these four principles.

A significant portion of each senior executive’s compensation should be variable, based on a combination of individual and corporate performance. We believe that the performance of senior executives has a significant impact on the overall performance of our company. To that end, we expect that a significant portion of the compensation opportunity provided to our senior executives will be variable based on performance. We consider both annual cash bonuses and stock option awards to be variable compensation. The following table sets forth information regarding the targeted mix of compensation for 2008 for our chief executive officer and our other named executive officers. The percentages in the following table are based on target annual cash bonuses for 2007 and stock option awards made in 2008 for performance in 2007. The value delivered by long-term, equity-based awards is based on a modified Black-Scholes valuation to provide consistency with survey data we analyze from the Radford Global Life Sciences Survey.

		Other Named
	Chief Executive	Executive Officers
Compensation Element (Targeted)	Officer	(Average)

Short-term, cash-based
Base salary	45%	52%
Annual cash bonus	23%	19%
Long-term, equity-based
Stock option awards	32%	29%

Compensation opportunities should be competitive with biotechnology companies of a similar size and at a similar phase of business life cycle. In making compensation decisions, the compensation committee compares our executive compensation to that paid by a peer group of publicly held biotechnology companies. Based on recommendations from our outside compensation consultant, our management identifies other similarly sized biotechnology companies that are generally in a similar phase of business life cycle. The criteria for selecting peer companies includes:

•	revenues;
•	number of employees; and
•	market capitalization.

During 2007, the compensation consultant collected market compensation from two sources:

•	the Radford Global Life Sciences Survey; and
•	proxy statements of other publicly held biotechnology companies.

In its review of information from the Radford Global Life Sciences Survey, which collects information from several hundred companies in our industry, the compensation committee focused on data from the survey for companies employing between 150 and 499 employees. Almost all of the companies in our proxy peer group discussed below participate in the survey, and a significant portion of these companies are in the 150 to 499 employee demographic that we focus on.

For 2007, our proxy peer group consisted of the following 25 companies: Acadia Pharmaceuticals Inc., Arqule Inc., Array BioPharma Inc., AtheroGenics Inc., CollaGenex Pharmaceuticals Inc., Cubist Pharmaceuticals Inc., CV Therapeutics Inc., DepoMed Inc., Dyax Corp., Human Genome Sciences Inc., Idenix Pharmaceuticals Inc., ImmunoGen Inc., InterMune, Inc., Iomai Corp., ISTA Pharmaceuticals Inc., Lexicon Pharmaceuticals Inc., Martek Biosciences Corp., Medarex Inc., Meridian Bioscience Inc., Nabi Biopharmaceuticals, Nektar Therapeutics, Noven Pharmaceuticals Inc., Vanda Pharmaceuticals, Inc., Vical Inc. and ZymoGenetics Inc. We expect that the compensation committee will periodically review and update this peer group over time.

We generally determine salaries and target annual cash bonus amounts based on the survey data, while giving consideration to our proxy peer group. We established stock option grant guidelines at the time of our initial public offering in 2006, and generally grant options in accordance with those guidelines. The compensation committee will periodically review and update these guidelines from time to time. The specific option grant amount for each executive is generally based on both individual and corporate performance. Variations to these general targets may occur as dictated by the experience level of the individual executive and market factors.

The equity compensation program should align executive interests with those of stockholders and should be simple for participants to understand. We use stock options to align the compensation opportunity for our executives with stockholder value creation. With stock options, executives are rewarded only if our stock price increases above the exercise price of the option. We believe that stock option grants are an effective method of motivating executives to manage our company in a manner that is consistent with the long-term interests of our stockholders. In addition, we believe that stock options provide an effective incentive as they are widely understood by executives.

Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives. We believe that performance-based compensation vehicles should receive the greatest weighting in compensation opportunities for executives. Accordingly, we use supplemental benefits on a case-by-case basis only to the extent we consider necessary to attract or retain particular executives. Other than providing Mr. Kramer with the use of a car, our grant of these benefits has been minimal.

Elements of Executive Compensation

Compensation for our executives generally consists of the following elements:

•	base salary;
•	discretionary annual cash bonuses;
•	stock option awards;
•	insurance, retirement and other traditional employee benefits; and
•	severance and change of control benefits.

We have not had any formal or informal policy or target for allocating compensation between long-term and short-term compensation or between cash and non-cash compensation. Instead, the compensation committee, after reviewing information provided by the outside compensation consultant, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

Base Salary. We provide base salaries to executive officers within a competitive range in an amount generally based on the median of the survey data for peer companies as described above. We determine the amount of each executive’s salary within this range based on a variety of factors, including the executive’s seniority, level of responsibility, individual performance and potential future contributions to our company. In addition, because we consider the performance of senior executives to be a critical factor to our success, we consider our overall financial and stock price performance in making decisions to raise executive salaries. We expect that base salaries will be reviewed at least annually by our compensation committee and will be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

The philosophy of the compensation committee is to set base salary at approximately the 50th percentile as measured against the survey data. The compensation committee considered the survey data in approving the annual base salaries paid to our named executive officers for 2007 that are described in “Executive Compensation” below, and in approving the following 2008 annual base salaries for our named executive officers: $538,750 for Mr. El-Hibri, $391,388 for Mr. Abdun-Nabi, $394,075 for Mr. Kramer, $296,400 for Mr. Elsey and $275,600 for Mr. Keese. In establishing base salary, the compensation committee also considered the specific contributions made to the corporation by each executive, the experience of each executive in their role, and in the case of Mr. Abdun-Nabi, the additional responsibilities he bears in serving as both president and chief operating officer.

Discretionary Annual Cash Bonuses. The compensation committee has the authority to award discretionary annual cash bonuses to our executives. We pay discretionary annual bonuses in cash in an amount reviewed and approved by the compensation committee. Each executive is eligible for a discretionary annual bonus based on a target percentage of such executive’s annual base salary. Annual cash bonuses are intended to motivate executives and compensate them for achieving financial and operational goals and individual performance objectives.

Although the compensation committee establishes target annual cash bonuses as a percentage of annual base salary based on the survey data, giving consideration to the proxy peer group, the bonus awards are discretionary. The philosophy of the compensation committee is to set bonuses at approximately the 50th percentile as measured against the survey data. In determining the amounts of any bonus awards, the compensation committee does not rely on a formula that assigns a predetermined value to any individual or corporate goal or objective. The compensation committee considered the survey data in approving the target bonuses for 2007, and in approving the following 2008 target annual cash bonus percentages: 50% for Mr. El-Hibri, 45% for Mr. Abdun-Nabi, 40% for Mr. Kramer, 40% for Mr. Elsey and 35% for Mr. Keese.

Performance criteria employed by the compensation committee vary depending on the individual executive, but relate generally to strategic factors such as product development and business goals and to financial factors such as our total revenue for the year. At the end of the year, Mr. El-Hibri performs a review of the individual performance of each executive officer, other than himself, and each executive’s contribution to our corporate success for the year, and makes a recommendation of a bonus award to the compensation committee. The compensation committee performs its own analysis of the performance of Mr. El-Hibri, and of the performance of the other executive officers based in part on information and analysis provided by Mr. El-Hibri, and determines the amount of the bonus award for each of them. The compensation committee has not fixed a maximum payout for any executive’s discretionary annual bonus. In its discretion, the compensation committee may make actual cash bonuses awards for 2008 that are greater or less than the target percentage. None of the executives is guaranteed an annual cash bonus for 2008.

For bonuses awarded to executives in 2008 for fiscal 2007, the compensation committee first considered corporate achievements, including our three-year agreement with the Department of Health and Human Services, or HHS, to supply 18.75 million doses of BioThrax® (Anthrax Vaccine Adsorbed) for placement into the strategic national stockpile, our $9.5 million development contract from the National Institute of Allergy and Infectious Diseases of the National Institutes of Health, the completion of our Phase II clinical trial of our typhoid vaccine candidate in Vietnam and our financial performance. In making its bonus determination for Mr. El-Hibri, the compensation committee considered Mr. El-Hibri’s strategic leadership, negotiation of the contract with HHS, progress in generating sales to foreign governments, generation of grant revenue, oversight of the construction of a major new manufacturing facility and generation of strong financial performance. In making its bonus determination for Mr. Abdun-Nabi, the compensation committee considered Mr. Abdun-Nabi’s operational leadership, development of the management team, negotiation of the contract with HHS, business development achievements and his new role as president and chief operating officer. In making its bonus determination for Mr. Kramer, the compensation committee considered Mr. Kramer’s oversight of the construction of a major new manufacturing facility, initiation of pilot plant capabilities, support of quality and regulatory operations and initiatives and participation in investor conferences. In making its bonus determination for Mr. Elsey, the compensation committee considered Mr. Elsey’s coordination of the 2008 budgeting process, oversight of Sarbanes-Oxley compliance efforts, success in procuring lender financing, oversight of the human resources department and achievements in building infrastructure. In making its bonus determination for Mr. Keese, the compensation committee considered Mr. Keese’s negotiation of the contract with HHS, development of marketing strategy and tools, progress in generating sales to foreign governments, negotiation of a joint venture with the government of Malaysia and development of a project management organization. In August 2007, prior to the termination of his employment, the compensation committee decided to award a bonus to Dr. Chatfield, considering Dr. Chatfield’s negotiation for additional funding from Wellcome Trust for Phase 2 and Phase 3 trials of our typhoid vaccine product, progress in clinical initiatives, participation in investor conferences, development of the UK management team, and provision of transition assistance to his successor.

Stock Option Awards. Based on market practice and our objective to align executives’ interest with those of our stockholders, we currently use stock options as the sole form of long-term incentive compensation for executives and other employees. All option awards to executive officers are made by the compensation committee. Based on data provided by the outside compensation consultant, we have established general guidelines to determine the amount of annual grants that we may make to executives. When the guidelines were created, a Black-Scholes valuation of options indicated that those guidelines provided for annual option awards between the 50th and 75th percentile of long-term incentive values as compared to the market data for peer companies as described above. To provide consistency from year to year, to provide comparability with survey data we analyze from the Radford Global Life Sciences Survey and to better capture the inherent value in our stock option grants, ee measure the value delivered by option awards, including those made in 2008, using the same Black-Scholes valuation we obtained the prior year as updated to reflect a current average stock price. The specific option grant each executive receives is based on these guidelines and other factors, including the executive’s individual performance and potential future contribution to our company. The compensation committee approves annual option grants concurrently with its determination of annual base salaries and annual cash bonuses.

We also have established general guidelines for grants to newly hired executives. Similar to the guidelines applicable to annual grants, the guidelines we established for executive new hires provided that grants should be between the 50th and 75th percentile of long-term incentive values upon hire as indicated in the market data for peer companies as described above at the time they were established.

We also may make stock option grants at various points throughout the year. However, we have no specific policy to coordinate the timing of grants with public releases of material non-public information.

Our policy is to set the exercise price of all stock options equal to the fair market value of our common stock on the date of grant, which we consider to be the closing sales price of our common stock on the NYSE on the trading day immediately preceding the date of grant. In general, options that we grant vest in three equal annual installments beginning one year from the date of grant and have a seven year term. The vesting feature of our stock option grants is intended to aid in executive retention by providing an incentive to our executives to remain in our employ during the vesting period.

The compensation committee reviews all components of each executive’s compensation when determining equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. The compensation committee may consider the value of previously granted stock option awards in making future grants, but a significant amount of value represented by previous awards or a significant level of stock ownership will not necessarily cause the committee to forego making, or reduce the amount of, any future award. For the chief executive officer, the compensation committee takes into account the current level of stock ownership by the chief executive officer when determining ongoing stock option grants, but a significant amount of value represented by previous awards or a significant level of stock ownership will not necessarily cause the committee to forego making, or reduce the amount of, any future award.

Benefits. We maintain broad-based benefits and perquisites that are generally available to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We provide a matching contribution for each 401(k) plan participant of 50% of the participant’s elective deferrals for the year up to 6% of the participant’s salary. The matching contribution is fully and immediately vested.

Executive Severance Arrangements. Compensation for executives includes severance and change of control arrangements, which are reflected in our severance plan and termination protection program. Our severance plan and termination protection program provides for payments and benefits as a result of involuntary termination without cause or termination of employment in particular circumstances in connection with a change of control. The severance plan and termination protection program is designed based on our understanding of market practice at comparable companies for similarly situated executives and in a manner that we believe is likely to attract and help retain high quality executive talent. The severance plan and termination protection program is described in greater detail under “— Executive Compensation — Payments Upon Termination or Change of Control.”

In connection with a change of control, executives other than the chief executive officer are only entitled to receive payments and benefits as a result of involuntary termination without cause or termination by the executive for good reason. In the case of the chief executive officer, the severance plan and termination protection program provides for a 30-day period following the first anniversary of the change of control in which he can resign for any reason and receive the payments and benefits due under the program. We have provided for this arrangement for our chief executive officer so that his future employment status with any successor to our company will not be a meaningful consideration in his evaluation of any potential corporate transaction.

In making its decision to adopt the severance plan and termination protection program, the compensation committee considered the views of the outside compensation consultant that the program was consistent with market practice, as well as information on the potential costs associated with the program. We do not provide any payments or benefits in the case of termination by the executive without good reason or in the case of termination for cause.

Other Executive Compensation Policies

Role of Executive Officers in Determining Executive Compensation. Although the compensation committee approves all compensation decisions relating to our executive officers, our chief executive officer, together with our vice president human resources, prepares compensation recommendations for each of our executive officers, other than the chief executive officer, and presents these recommendations to the compensation committee for approval. In addition, the outside compensation consultant retained by the compensation committee periodically meets with management to gain input on objectives with respect to executive compensation and to collect information required to carry out its work.

Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent, including, for example, potential payments under our severance plan and termination protection program. All 2007 compensation for our chief executive officer and our four other most highly paid executive officers is fully deductible.

Stock Ownership Requirements and Hedging Policies. While we believe it is important for executives to have an equity stake in our company to help align their interests with those of our stockholders, we do not currently have any formal stock ownership requirements or guidelines. In addition, we do not have any specific policies regarding the hedging of economic risk related to stock ownership.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Emergent BioSolutions Inc.

Ronald B. Richard, Chair

Joseph M. Allbaugh

Zsolt Harsanyi, Ph.D.

Compensation Committee Interlocks and Insider Participation

During 2007, the members of our compensation committee were Dr. Harsanyi, Mr. Richard and Shahzad Malik, M.D. No member of the compensation committee was at any time during 2007, or formerly, an officer or employee of Emergent BioSolutions or any subsidiary of Emergent BioSolutions, and no member of the compensation committee had any relationship with Emergent BioSolutions during 2007 requiring disclosure under Item 404 of Regulation S-K.

During 2007, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more executive officers who serve as a member of our board of directors or compensation committee.

Executive Compensation

Summary Compensation

The following table sets forth information for the fiscal year ended December 31, 2007 regarding the compensation of our chief executive officer, our chief financial officer, our three other most highly compensated executive officers who were serving as executive officers on December 31, 2007 and our former chief scientific officer and president of our subsidiary Emergent Product Development UK Ltd., who would have been among our most highly compensated executive officers if he had been serving as an executive officer on December 31, 2007. We refer to these individuals as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Option Awards(2)	All Other Compensation		Total
Fuad El-Hibri	2007	$512,522	$307,858	$204,965	$4,303	(3)	$1,029,648
Chief Executive Officer and Chairman of the Board of Directors	2006	$509,100	$249,076	$105,896	$3,938		$868,010
Daniel J. Abdun-Nabi	2007	$351,467	$179,570	$114,807	$7,502	(3)	$653,346
President and Chief	2006	$289,800	$101,150	$43,038	$6,206		$440,194
Operating Officer
Robert G. Kramer, Sr.	2007	$383,799	$150,842	$99,649	$30,203	(4)	$664,493
President, Emergent BioDefense Operations Lansing Inc	2006	$369,371	$116,032	$48,280	$32,593		$566,276
R. Don Elsey	2007	$272,910	$91,313	$132,179	$7,137	(3)	$503,540
Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer	2006	$214,919	$21,600	$30,852	$7,014		$274,385
Kyle W. Keese	2007	$259,391	$67,066	$46,216	$7,233	(3)	$379,905
Senior Vice President,
Manufacturing Operations
Steven N. Chatfield(5)	2007	$207,731	$72,497	$199,523	$27,377	(6)	$507,128
Former Chief Scientific Officer and President, Emergent Product Development UK Ltd.

(1)	Includes amounts deferred at the direction of the executive officer to our 401(k) plan and amounts paid to the executive officer for accrued unused paid time off.
(2)

The amounts in the “Option Awards” column reflect the dollar amounts recognized as compensation expense for financial statement reporting purposes for stock options for the applicable fiscal year in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R), but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions we used to calculate these amounts are discussed in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 and Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)

Represents contributions that we made on behalf of the named executive officer to our 401(k) plan and insurance premiums that we paid with respect to life insurance for the benefit of the named executive officer.

(4)

Represents $22,589 for Mr. Kramer’s use of a company car, including $7,070 as a gross-up for the related tax liability, contributions that we made on behalf of Mr. Kramer to our 401(k) plan and insurance premiums that we paid with respect to life insurance for the benefit of Mr. Kramer.

(5)

Dr. Chatfield resigned as Chief Scientific Officer and President, Emergent Product Development UK Ltd. effective August 31, 2007. Certain amounts reflected above were paid in pounds sterling, which have been converted to U.S. dollars at an exchange rate of 1.98328 U.S. dollars for each pound sterling. This exchange rate represents the average interbank exchange rate for the period January 1, 2007 through August 31, 2007. Dr. Chatfield forfeited 30,000 unvested options upon termination of his employment on August 31, 2007.

(6)	Represents pension contributions that we made on behalf of the named executive officer.

None of our named executive officers has a written employment agreement with us. On an annual basis, the compensation committee determines salary increases, cash bonus amounts and stock option awards for our executive officers. In addition, the compensation committee determines target annual cash bonuses as a percentage of each executive officer’s annual base salary. We do not have any formal or informal policy or target for the amount of executive salary and bonus in proportion to total compensation.

Information Relating to Grants of Plan-Based Awards

The following table sets forth information regarding each grant of an award made to a named executive officer during the fiscal year ended December 31, 2007 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

2007 Grants of Plan-Based Awards(1)

Name	Grant Date	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)	Closing Market Price on Grant Date	Grant Date Fair Value of Stock and Option Awards(2)
Fuad El-Hibri	—	—	—	—	—
Daniel J. Abdun-Nabi	4/2/2007	30,000	$13.42	$12.95	$153,044
	6/14/2007	38,361	$8.43	$8.84	$124,809
Robert G. Kramer, Sr.	—	—	—	—	—
R. Don Elsey	6/14/2007	13,000	$8.43	$8.84	$42,296
Kyle W. Keese	6/14/2007	13,000	$8.43	$8.84	$42,296
Steven N. Chatfield	—	—	—	—	—

(1)

Annual grants to the named executive officers for fiscal 2007 were made in December 2006 and are not reflected in the table. Grants reported in the table were made in connection with executive promotions.

(2)	The amounts in the “Grant Date Fair Value of Stock and Option Awards” column reflect the grant date fair value of each equity award calculated in accordance with SFAS 123(R).

In 2007, all stock options were granted under our 2006 stock incentive plan with an exercise price equal to the closing sales price per share of our common stock on the NYSE on the trading day immediately preceding the date of grant. All stock options granted during 2007 to our executive officers vest in three equal annual installments.

Information Relating to Outstanding Equity Awards

The following table sets forth information regarding unexercised stock options outstanding as of December 31, 2007 for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2007

	Option Awards
	Number of Securities Underlying Unexercised Options
Name	Exercisable	Unexercisable		Option Exercise Price	Option Expiration Date
Fuad El-Hibri	129,470	—		$3.50	5/25/2010
	27,000	54,000	(1)	$10.13	12/12/2013
Daniel J. Abdun-Nabi	14,000	28,000	(1)	$10.13	12/12/2013
	—	30,000	(2)	$13.42	4/1/2014
	—	38,361	(3)	$8.43	6/13/2014
Robert G. Kramer, Sr.	115,083	—		$3.50	5/25/2010
	14,000	28,000	(1)	$10.13	12/12/2013
R. Don Elsey	14,385	—		$3.50	6/6/2010
	14,386	28,770	(4)	$13.26	9/20/2011
	10,000	20,000	(1)	$10.13	12/12/2013
	—	13,000	(3)	$8.43	6/13/2014
Kyle W. Keese	10,000	20,000	(1)	$10.13	12/12/2013
	—	13,000	(3)	$8.43	6/13/2014
Steven N. Chatfield	—	—		—	—

(1)	One half of the unvested portion of this option will vest on each of December 12, 2008 and 2009.
(2)	One third of the unvested portion of this option will vest on each of April 2, 2008, 2009 and 2010.
(3)	Approximately one third of the unvested portion of this option will vest on each of June 13, 2008, 2009 and 2010.
(4)	One half of the unvested portion of this option will vest on each of March 1, 2008 and 2009.

Information Relating to Option Exercises

The following table sets forth information regarding the exercise of stock options during the fiscal year ended December 31, 2007 for each of the named executive officers on an aggregated basis.

2007 Option Exercises

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(2)
Fuad El-Hibri	—	—
Daniel J. Abdun-Nabi	106,452	$699,578
Robert G. Kramer, Sr.	467,528	$4,286,837
R. Don Elsey	—	—
Kyle W. Keese	43,156	$284,826
Steven N. Chatfield	57,542	$534,953

(1)

The amounts in the “Value Realized on Exercise” column are calculated based on the difference between the closing market price per share of our common stock on the date of exercise and the exercise price per share of the option.

Payments Upon Termination or Change of Control

In May 2006, our board of directors approved a severance plan and termination protection program effective April 1, 2006 for the benefit of employees with the title of chief executive officer, president, executive vice president, senior vice president or vice president who have been designated to participate in the severance plan by our board of directors or, with the authorization of our board of directors, by our chief executive officer. Our chief executive officer may designate the greater of 7% of the total number of our employees or 35 employees to be participants in the severance plan at any particular time, on the basis of name, title, function or compensation level. Our chief executive officer will at all times be a participant under the severance plan and shall have no less favorable rights under the severance plan than any other participant. Each of our executive officers based in the United States is currently a participant in the severance plan.

The severance plan is effective through December 31, 2009. Commencing on December 31, 2009, and on December 31 of each year thereafter, the severance plan will automatically extend for additional one-year periods unless we provide 90 days’ prior written notice that the term will not be extended.

If during the term of the severance plan we terminate a participant’s employment without cause, as defined in the severance plan, then the participant will be entitled to:

•	any unpaid base salary and accrued paid time-off through the date of termination;
•	a pro rata target annual bonus in respect of the year of termination;
•	any bonus earned but unpaid as of the date of termination for any previously completed year;
•	reimbursement for any unreimbursed expenses incurred by the participant prior to the date of termination;
•	an amount equal to a specified percentage of the participant’s annual base salary;
•	employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination under our relevant plans, policies and programs; and
•

continued eligibility for the participant and his or her eligible dependents to receive employee benefits, for a stated period following the participant’s date of termination, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer.

The following table sets forth the percentage of base salary and the stated period for continued employee benefits that each of our named executive officers is entitled if we terminate the executive officer’s employment without cause.

Name	Percentage of Annual Base Salary	Stated Period for Continued Employee Benefits

Fuad El-Hibri	150%	18 months
Daniel J. Abdun-Nabi	125%	15 months
Robert G. Kramer, Sr.	100%	12 months
R. Don Elsey	100%	12 months
Kyle W. Keese	100%	12 months

We may pay any amount under the severance plan, in our sole and absolute discretion, either in a single lump sum amount within 30 days following termination or in equal monthly installments over the same stated period during which we have agreed to provide continued employee benefits to the terminated employee.

As a condition to payment of any amounts under the severance plan, the participant is required:

•	for the same stated period during which we have agreed to provide continued employee benefits to the terminated employee, not to:
—	induce, counsel, advise, solicit or encourage our employees to leave our employ or to accept employment with any other person or entity,
—

induce, counsel, advise, solicit or encourage any person who we employed within six months prior to that time to accept employment with any person or entity besides us or hire or engage that person as an independent contractor,

—

solicit, interfere with or endeavor to cause any of our customers, clients or business partners to cease or reduce its relationship with us or induce any such customer, client or business partner to breach any agreement that such customer, client or business partner may have with us, and

—	engage in or have a financial interest in any business competing with us within any state, region or locality in which we are then doing business or marketing products;
•

upon reasonable notice and at our expense, to cooperate fully with any reasonable request that may be made by us in connection with any investigation, litigation or other similar activity to which we are or may be a party or may otherwise be involved and for which the participant may have relevant information; and

•

to sign and deliver a suitable waiver and release under which the participant will release and discharge us from and on account of any and all claims that relate to or arise out of our employment relationship.

In connection with our implementation of the severance plan, in August 2006, we agreed to the following modifications and clarifications to Mr. El-Hibri’s contractual obligations and duties:

•

Mr. El-Hibri’s service as chairman of Digicel Holdings, which service terminated in October 2006, and his service as chairman of East West Resources, general manager of Intervac, L.L.C. and Intervac Management, L.L.C., a member of the board of trustees of American University, a member of the board of directors of the International Biomedical Research Alliance and director and treasurer of El-Hibri Charitable Foundation and his management of his personal investments at levels of time and attention comparable to those that Mr. El-Hibri provided to such entities within the preceding twelve months, do not violate his contractual obligations to us or interfere with his ability to perform his duties to us;

•

it is not a violation of Mr. El-Hibri’s contractual obligations to us if he pursues a business transaction or opportunity where such transaction or opportunity was first presented to Mr. El-Hibri in his capacity as an officer or director of the entities listed above or where such transaction or opportunity was first presented to us and our board of directors declined to pursue such transaction or opportunity; and

•

with respect to three employees who, at Mr. El-Hibri’s invitation, left their employment with East West Resources to accept employment with us, it is not a violation of Mr. El-Hibri’s non-solicitation agreement to induce, counsel, advise, solicit or encourage, or attempt to induce, counsel, advise, solicit or encourage those employees to return to employment with East West Resources.

If during the term of the severance plan, we terminate a participant’s employment with cause, then the participant will not be entitled to receive any compensation, benefits or rights under the severance plan, and any stock options or other equity participation benefits vested on or prior to the date of the termination, but not yet exercised, will immediately terminate.

If during the term of the severance plan, we terminate a participant’s employment without cause or a participant resigns for good reason, as defined in the severance plan, in each case within 18 months following a change of control, as defined in the severance plan, or we terminate a participant’s employment prior to a change of control, which subsequently occurs, at the request of a party involved in the change of control, or otherwise in connection with or in anticipation of a change of control, then the participant will be entitled to:

•	a lump sum amount, payable within 30 days following the date of termination, equal to the sum of:
—	any unpaid base salary and accrued paid time-off through the date of termination,
—	a pro rata target annual bonus in respect of the year of termination,
—	any bonus earned but unpaid as of the date of termination for any previously completed year,
—	any unreimbursed expenses incurred by the participant prior to the date of termination, and
—

an amount equal to a specified percentage of the sum of the participant’s base salary and the greater of the annual bonus that was paid to the participant in respect of the most recently completed year or the maximum annual bonus that could have been paid to the participant under an established bonus plan, if any, for the most recently completed year;

•	employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination of employment under our relevant plans, policies and programs;
•

any unvested stock options held by the participant that are outstanding on the date of termination will become fully vested as of that date, and the period, during which any stock options held by the participant that are outstanding on that date may be exercised, shall be extended to a date that is the later of the 15th day of the third month following the termination date, or December 31 of the calendar year in which the stock option would otherwise have expired if the exercise period had not been extended, but not beyond the final date the stock option could have been exercised if the participant’s employment had not terminated, in each case based on the term of the option at the original grant date;

•

continued eligibility for the participant and his or her eligible dependents to receive employee benefits, for a stated period following the participant’s date of termination, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer;

•	a gross-up payment with respect to applicable excise taxes on any payment to the participant;
•

the retention for the maximum period permitted by applicable law of all rights the participant has to indemnification from us immediately prior to the change of control and the continuation throughout the period of any applicable statute of limitations of any director’s and officer’s liability insurance covering the participant immediately prior to the change of control; and

•

the advancement to the participant of all costs and expenses, including attorney’s fees and disbursements, incurred by the participant in connection with any legal proceedings that relate to the termination of employment or the interpretation or enforcement of any provision of the severance plan, for which the participant will have no obligation to reimburse us if the participant prevails in the proceeding with respect to at least one material issue or the proceeding is settled.

The following table sets forth the percentage of base salary and bonus and the stated period for continued employee benefits that each of our named executive officers is entitled under the circumstances described above in connection with a change of control.

Name	Percentage of Annual Base Salary and Bonus	Stated Period for Continued Employee Benefits

Fuad El-Hibri	250%	30 months
Daniel J. Abdun-Nabi	200%	24 months
Robert G. Kramer, Sr.	200%	24 months
R. Don Elsey	100%	12 months
Kyle W. Keese	100%	12 months

Our chief executive officer may designate up to two participants for whom any reason for resigning within the 30-day period following the first anniversary of a change of control shall also constitute good reason. Mr. El-Hibri has been designated as a participant to receive this benefit.

All payments under the severance plan will be reduced by any applicable taxes required by applicable law to be paid or withheld by us. All payments and benefits provided under the severance plan are intended to either comply with or be exempt from Section 409A of the Internal Revenue Code. If at the time a participant’s employment is terminated, the participant is a specified employee within the meaning of Section 409A(a)(2)(B)(ii), then any payments to the participant that constitute non-qualified deferred compensation within the meaning of Section 409A will be delayed by a period of six months. All such payments that would have been made to the participant during the six-month period will be made in a lump sum in the seventh month following the date of termination, and all remaining payments will commence in the seventh month following the date of termination.

Our board of directors or any committee thereof designated by our board of directors is authorized to administer the plan and has authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the severance plan as it deems advisable.

The following tables set forth the amount of potential payments and value of benefits that each named executive officer who was serving as an executive officer on December 31, 2007 would receive upon termination of employment or a change of control of Emergent BioSolutions under our severance plan and termination protection program, assuming that the triggering event in question occurred on December 31, 2007.

Summary Of Potential Payments Upon Termination Or Change Of Control

	Termination without Cause
Name	Cash Payments(1)	Value of Benefits(2)	Value of Options
Fuad El-Hibri	$1,026,193	$23,346	—
Daniel J. Abdun-Nabi	$540,488	$13,707	—
Robert G. Kramer, Sr.	$527,947	$15,606	—
R. Don Elsey	$313,500	$9,015	—
Kyle W. Keese	$357,750	$13,707	—

	Termination Prior to or in Connection with a Change of Control
Name	Cash Payments(3)	Value of Benefits(4)	Value of Options(5)
Fuad El-Hibri	$2,145,762	$38,910	—
Daniel J. Abdun-Nabi	$878,588	$20,560	—
Robert G. Kramer, Sr.	$1,137,116	$31,211	—
R. Don Elsey	$329,700	$9,015	—
Kyle W. Keese	$390,750	$13,707	—

(1)

The amounts in this column represent a lump sum payment equal to a specified percentage of the named executive officer’s annual base salary in effect on December 31, 2007 and the pro rata target bonus for 2007.

(2)	The amounts in this column reflect the estimated value of future premiums under our health and welfare benefit plans, disability program and life insurance program.
(3)

The amounts in this column represent a lump sum payment equal to a specified percentage of the named executive officer’s annual base salary in effect on December 31, 2007 plus a specified percentage of the named executive officer’s 2006 bonus and pro rata target bonus for 2007. Amounts for Mr. El-Hibri have been reduced such that no excise tax will be triggered under Section 4999 of the Internal Revenue Code.

(4)	The amounts in this column reflect (i) the estimated value of future premiums under our health and welfare benefit plans, disability program and life insurance program.
(5)

The exercise price of all unvested options held by all executives as of December 31, 2007 was higher than $5.06, the closing market price per share of our common stock on December 31, 2007, so no value would be realized upon acceleration of vesting.

Dr. Chatfield did not receive any severance benefits upon termination of his employment in August 2007, although the compensation committee did agree to accelerate the vesting to August 16, 2007 of 19,180 shares of the Corporation’s common stock that were scheduled to vest on December 31, 2007. We recognized expense in connection with this acceleration of approximately $180,000.

Compensation of Directors

The following table sets forth information for the fiscal year ended December 31, 2007 regarding the compensation of our directors who are not also named executive officers.

2007 Director Compensation

Name	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation		Total
Joseph M. Allbaugh	$24,500	$65,711	—		$90,211
Dr. Sue Bailey(2)	$14,934	$12,689	—		$27,623
Zsolt Harsanyi, Ph.D	$52,700	$19,513	—		$72,213
Jerome M. Hauer	$27,000	$27,296	$180,000	(3)	$234,296
Shahzad Malik, M.D.(4)	$41,400	$8,459	—		$49,859
Ronald B. Richard	$42,000	$26,516	—		$68,516
Louis W. Sullivan, M.D.	$27,640	$65,711	—		$93,351

(1)

The amounts in the “Option Awards” column reflect the dollar amounts recognized as compensation expense for financial statement reporting purposes for stock options for the fiscal year ended December 31, 2007 in accordance with SFAS 123(R), but without giving effect to estimated forfeitures. The assumptions we used to calculate these amounts are discussed in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	Dr. Bailey joined our board of directors on June 14, 2007.
(3)	Represents consulting fees for Mr. Hauer in 2007. For more information, see “Transactions with Related Persons — Consulting Agreements.”
(4)	Dr. Malik resigned from our board of directors effective March 12, 2008.

2007 Grants of Option Awards to Directors

The following table sets forth information regarding each grant of an option award to our directors who are not also named executive officers during the fiscal year ended December 31, 2007.

Name	Grant Date	Number of Securities Underlying Options	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards (1)
Joseph M. Allbaugh	6/14/2007	14,400	$8.43	$46,851
Dr. Sue Bailey	6/14/2007	21,600	$8.43	$70,277
Zsolt Harsanyi, Ph.D	6/14/2007	21,600	$8.43	$70,277
Jerome M. Hauer	6/14/2007	14,400	$8.43	$46,851
Shahzad Malik, M.D.	6/14/2007	14,400	$8.43	$46,851
Ronald B. Richard	6/14/2007	21,600	$8.43	$70,277
Louis W. Sullivan, M.D.	6/14/2007	14,400	$8.43	$46,851

(1)	The amounts in the “Grant Date Fair Value of Option Awards” column reflect the grant date fair value of each option award calculated in accordance with SFAS 123(R).

Under our director compensation program, we pay each of our non-employee directors an annual retainer of $20,000 for service as a director. Each non-employee director also receives a fee for each board and committee meeting attended. The board meeting fee is $1,500 for attendance in person and $500 for attendance by telephone. The audit committee meeting fee is $1,500 for attendance in person and $500 for attendance by telephone. The compensation committee meeting fee is $1,000 for attendance in person and $300 for attendance by telephone. The nominating and corporate governance committee meeting fee is $1,000 for attendance in person and $300 for attendance by telephone. The lead director receives an additional annual retainer of $10,000. Each member of our audit committee receives an additional annual retainer of $5,000. Each member of our compensation committee receives an additional annual retainer of $3,000. Each member of our nominating and corporate governance committee receives an annual retainer of $3,000. We reimburse our non-employee directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

Under the director compensation program in effect prior to the completion of our initial public offering, we granted a non-qualified option to purchase 43,156 shares of our common stock to each of our independent directors, unless the director’s appointment was pursuant to any transaction or other arrangement requiring such appointment, and to each of our non-employee directors who does not qualify as an independent director if our board of directors determined that the option grant was necessary to attract such non-employee director to join the board. These options vest over three years from the date of grant, have an exercise price equal to the closing sales price per share of our common stock on the NYSE on the trading day immediately preceding the date of grant and expire ten years from the date of grant, subject to the director’s continued service as a director. Upon a change in control, as defined in each director stock option agreement, we will have the option to purchase and redeem all the options owned by the director, or held for the benefit of the director, for a purchase price equal to the difference between the option exercise price and the fair market value. In the event we exercise such repurchase option, any unvested options will be deemed fully vested on the day preceding the date of repurchase.

Effective as of November 20, 2006, pursuant to automatic option grants to non-employee directors under our 2006 stock incentive plan, on the date of our annual meeting of stockholders we grant each of our non-employee directors a nonstatutory option to purchase:

•	21,600 shares of common stock upon commencement of service on our board of directors;
•

14,400 shares of common stock, on the date of each of our annual meetings of stockholders, provided that the director continues serving as a director after the annual meeting and has served on our board of directors for at least six months; and

•

if the non-employee director is serving as the chair of one or more committees of our board of directors, an additional 7,200 shares of common stock, on the date of each of our annual meetings of stockholders, provided that the director continues serving as a director after the annual meeting and has served on our board of directors for at least six months.

These options vest over three years from the date of grant, have an exercise price equal to the closing sales price per share of our common stock on the NYSE on the trading day immediately preceding the date of grant and expire ten years from the date of grant, subject to the director’s continued service as a director.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2007 regarding securities authorized for issuance under our equity compensation plans, consisting of our 2006 stock incentive plan and our employee stock option plan, as amended. Both of our equity compensation plans were adopted with the approval of our stockholders.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(1)(2) (c)
Equity compensation plans approved by stockholders	2,046,630	$8.55	685,133
Equity compensation plans not approved by stockholders	—	—	—
Total	2,046,630	$8.55	685,133

(1)

In addition to being available for future issuance upon exercise of stock options that may be granted after December 31, 2007, our 2006 stock incentive plan provides for the issuance of restricted stock awards and other stock-based awards.

(2)

Our 2006 stock incentive plan contains an “evergreen provision” that allows for increases in the number of shares available for issuance under our 2006 stock incentive plan on the first day of the first and third quarter of each year from 2007 through 2009.

PROPOSAL ONE — ELECTION OF DIRECTORS

Background

At the 2008 annual meeting, stockholders will have an opportunity to vote for the two Class II director nominees listed below. The persons named in the enclosed proxy card will vote to elect these two nominees as Class II directors, unless you withhold authority to vote for the election of any or all of these nominees by marking the proxy card to that effect. Each of the nominees has indicated his willingness to serve, if elected. However, if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our board of directors, or our board of directors may reduce the number of directors.

Board Recommendation

The board of directors recommends a vote “FOR” the election of each of the Class II director nominees.

Directors and Nominees

The following paragraphs provide information as of the date of this proxy statement about each Class II director nominee and each member of our board of directors whose term continues after the 2008 annual meeting. The information presented includes information about each such director, including age, all positions and offices held with us, length of service as a director, principal occupation and employment for the past five years and the names of other publicly held companies of which he or she serves as a director. For information about the number of shares of common stock beneficially owned by our directors as of March 31, 2008, see “Stock Ownership Information.”

No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Terms to Expire at the 2008 Annual Meeting (Class II Director Nominees)

Zsolt Harsanyi, Ph.D., age 64, became a director in 2004. Dr. Harsanyi has served as a director since August 2004. Dr. Harsanyi has served as chief executive officer and chairman of the board of directors of Exponential Biotherapies Inc., a private biotechnology company, since December 2004. Dr. Harsanyi served as president of Porton International plc, a pharmaceutical and vaccine company, from January 1983 to December 2004. Dr. Harsanyi was a founder of Dynport Vaccine Company LLC in September 1996. Prior to joining Porton International, Dr. Harsanyi was vice president of corporate finance at E.F. Hutton, Inc. Previously, Dr. Harsanyi directed the first assessment of biotechnology for the U.S. Congress’ Office of Technology Assessment, served as a consultant to the President’s Commission for the Study of Ethical Problems in Medicine and Biomedical and Behavioral Research and was on the faculties of Microbiology and Genetics at Cornell Medical College. Dr. Harsanyi received a Ph.D. from Albert Einstein College of Medicine and a B.A. from Amherst College.

Louis W. Sullivan, M.D., age 74, became a director in 2006. Dr. Sullivan has served as a director since June 2006. Dr. Sullivan has served as president emeritus of Morehouse School of Medicine since July 2002. Dr. Sullivan served as president of Morehouse School of Medicine from 1981 to 1989 and from 1993 to 2002. From 1989 to 1993, Dr. Sullivan was Secretary of HHS. Dr. Sullivan serves on the boards of directors of United Therapeutics Corporation, BioSante Pharmaceuticals, Inhibitex, Inc. and Henry Schein, Inc., all publicly held biotechnology companies. He is a founder and chairman of Medical Education for South African Blacks, Inc., a trustee of Morehouse School of Medicine and Africare, a director of the National Center on Addiction and Substance Abuse at Columbia University and chairman of the board of trustees of the National Health Museum, a non-profit institution developing a museum of health sciences. Dr. Sullivan received his M.D. from Boston University and a B.S. from Morehouse College.

Terms to Expire at the 2009 Annual Meeting (Class III Directors)

Joseph M. Allbaugh, age 55, became a director in 2006. Mr. Allbaugh has served as a director since June 2006. Mr. Allbaugh has served as president of Ecosphere Systems, Inc., a subsidiary of Ecosphere Technologies, a technology company serving the homeland security, disaster response and defense markets, since September 2006. Mr. Allbaugh has served as president and chief executive officer of The Allbaugh Company, LLC, a corporate strategy and consulting services firm, since March 2003. Mr. Allbaugh served as director of the Federal Emergency Management Agency from February 2001 to March 2003. Previously, Mr. Allbaugh served as deputy secretary of transportation of the Oklahoma Department of Transportation and manager of a number of state and federal political campaigns. Mr. Allbaugh serves on the boards of directors of Citadel Security Software Inc., a publicly held enterprise security software company, and UltraStrip Systems, Inc., a publicly held technology company in the defense, homeland security and global ship repair markets. Mr. Allbaugh also serves on the board of advisors of Compressus Inc., a privately held software company. Mr. Allbaugh received a B.A. in political science from the Oklahoma State University.

Dr. Sue Bailey, age 64, became a director in 2007. Dr. Bailey has served as a director since June 2007. Dr. Bailey served as a news analyst for NBC Universal, a media and entertainment company, from November 2001 to August 2006. Previously, Dr. Bailey served as Administrator, National Highway Traffic Safety Administration, as Assistant Secretary of Defense (Health Affairs) and as Deputy Assistant Secretary of Defense (Clinical Services). Dr. Bailey is a former faculty member at Georgetown Medical School and U.S. Navy officer, having achieved the rank of Lt. Commander, U.S. Navy Reserve. Dr. Bailey received her D.O. from Philadelphia College of Osteopathic Medicine and a B.S. from the University of Maryland

Terms to Expire at the 2010 Annual Meeting (Class I Directors)

Fuad El-Hibri, age 50, became a director in 2004. Mr. El-Hibri has served as chief executive officer and as chairman of our board of directors since June 2004. Mr. El-Hibri served as president from March 2006 to April 2007. Mr. El-Hibri served as chief executive officer and chairman of the board of directors of BioPort Corporation from May 1998 until June 2004, when, as a result of our corporate reorganization, BioPort became a wholly owned subsidiary of Emergent BioSolutions. We subsequently renamed BioPort as Emergent BioDefense Operations Lansing Inc. Mr. El-Hibri served as chairman of Digicel Holdings, Ltd., a privately held telecommunications firm, from August 2000 to October 2006. He served as president of Digicel from August 2000 to February 2005. Mr. El-Hibri is chairman of East West Resources Corporation, a venture capital and financial consulting firm, a position he has held since June 1990. He served as president of East West Resources from September 1990 to January 2004. Mr. El-Hibri is a member of the board of trustees of American University, a member of the board of directors of the International Biomedical Research Alliance, an academic joint venture among the National Institutes of Health, or NIH, Oxford University and Cambridge University, a member of the board of trustees of the National Health Museum, a non-profit institution developing a museum of health sciences, and a member of the advisory board of The Heifetz International Music Institute , a non-profit organization dedicated to helping develop the skills of young musicians. He also serves as chairman of El-Hibri Charitable Foundation. Mr. El-Hibri received a master’s degree in public and private management from Yale University and a B.A. in economics from Stanford University.

Jerome M. Hauer, age 56, became a director in 2005. Mr. Hauer has served as a director since June 2005. Mr. Hauer has served as chief executive officer of The Hauer Group, a consulting services firm, since March 2006. Mr. Hauer served as senior vice president and co-chair of the homeland security practice of Fleishman-Hillard Government Relations, a government relations service firm, from January 2005 to March 2006. Prior to joining Fleishman-Hillard, Mr. Hauer served as the director of Response to Disaster and Emergencies Institute and assistant professor at the George Washington University School of Public Health from November 2003 to December 2004. Mr. Hauer served as acting assistant secretary for public health emergency preparedness of the U.S. Department of Health and Human Services, or HHS, from June 2002 to November 2003 and as director of the office of public health preparedness of HHS from May 2002 to June 2002. He also served as managing director of the crisis and consequence management group at Kroll Associates, a risk consulting firm, from October 2000 to February 2002. Mr. Hauer served as the first director of the New York City Mayor’s Office of Emergency Management under Mayor Rudolph Giuliani. He also served as the director of Emergency Medical Services and Emergency Management as well as director of the Department of Fire and Buildings for the State of Indiana under Governor Evan Bayh. Mr. Hauer serves on the board of directors of Hollis Eden Pharmaceuticals, Inc., a publicly held pharmaceutical company. Mr. Hauer previously served as a member of the Health Advisory Board of the Johns Hopkins School of Public Health and as a member of the National Academy of Science’s Institute of Medicine’s Committee to Evaluate the R&D Needs for Improving Clinical Medical Response to Chemical or Biological Terrorism Incidents. Mr. Hauer received an M.H.S. in public health from Johns Hopkins University School of Hygiene and Public Health and a B.A. from New York University.

Ronald B. Richard, age 52, became a director in 2005. Mr. Richard has served as a director since January 2005. Mr. Richard has served as the president and chief executive officer of the Cleveland Foundation, the nation’s oldest community foundation, since June 2003. From August 2002 to February 2003, Mr. Richard served as president of Stem Cell Preservation, Inc., a start-up medical research company. After leaving Stem Cell Preservation and prior to joining Emergent BioSolutions, Mr. Richard served as a strategic business advisor for IGEN International, Inc., a biotechnology company. Mr. Richard served as chief operating officer of In-Q-Tel, a venture capital fund that provides technologies to the Central Intelligence Agency, from March 2001 to August 2002. Prior to joining In-Q-Tel, Mr. Richard served in various senior management positions at Matsushita Electric (Panasonic), a consumer electronics company. Mr. Richard is a former U.S. foreign service officer. He served in Osaka/Kobe, Japan and as a desk officer for North Korean, Greek and Turkish affairs at the U.S. Department of State in Washington, D.C. Mr. Richard previously served as chairman of the board of trustees of the International Biomedical Research Alliance, an academic joint venture among the NIH, Oxford University and Cambridge University. Mr. Richard received an M.A. in international relations from Johns Hopkins University School of Advanced International Studies and a B.A. in history from Washington University. He holds an honorary doctorate in humane letters from Notre Dame College.

PROPOSAL TWO – RATIFICATION OF APPROVAL OF RIGHTS AGREEMENT

Background

Prior to and in connection with our initial public offering, our stockholders approved the rights agreement that we entered into with American Stock Transfer & Trust Company, as rights agent, on November 14, 2006. We are asking our current stockholders to ratify the approval of the rights agreement. While none of our certificate of incorporation, by-laws or applicable law require stockholder approval of a rights agreement or any similar arrangement, our board of directors has determined to seek stockholder ratification of the approval of the rights agreement as a matter of good corporate governance.

Neither the board of directors’ decision to adopt a rights agreement in connection with our initial public offering nor its decision to seek ratification of the approval of the rights agreement was made in response to, or in anticipation of, any acquisition proposal. Likewise, these decisions were not intended to prevent a non-coercive takeover bid or with the purpose of keeping our current management or directors in office.

The rights agreement is intended to protect our stockholders in the event of an unfair or coercive offer to acquire our company and to provide our board of directors with adequate time to evaluate unsolicited offers. The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired. The rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of us and our stockholders, as determined by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors.

Reasons for the Rights Agreement

Our board of directors believes that the rights agreement is in the best interests of our stockholders for several reasons. First, the rights agreement enables our board of directors, as elected representatives of the stockholders, to better respond to an unsolicited acquisition proposal. However, it does not prevent parties from making an unsolicited offer for or acquisition of our company at a full and fair price. The rights agreement gives our board the ability to defend stockholders against abusive and coercive tactics that could be used to gain control of our company without paying stockholders a fair price for their shares. In the case of offers that our board of directors considers to be abusive, coercive or opportunistic, the rights agreement should provide time for our board to evaluate the offer, seek out potentially superior alternatives, if available, and negotiate a deal that maximizes stockholder value if an acquisition is to occur. It also ensures that all stockholders are treated fairly and equally in an acquisition of our company.

The rights agreement also encourages potential acquirors to negotiate in good faith with our board of directors. This gives our board of directors significant power to negotiate on behalf of the stockholders to achieve a fair price that is consistent with the intrinsic value of our company. It also permits our board of directors to block any transaction involving an acquiror who is unwilling to pay a fair price. In any event, our board of directors still has the same responsibilities to consider acquisition proposals in a manner consistent with the directors’ fiduciary duties to stockholders.

In addition, the rights agreement gives our board of directors the ability to conduct an orderly auction of our company or other sale process to the extent our board of directors decides in the future to consider a sale of our company. It allows our board of directors to protect a negotiated transaction from uninvolved third parties once the auction or other sale process is completed. The rights agreement affords the board of directors additional time to evaluate a proposed transaction and, if necessary, seek alternative courses of action to maximize stockholder value.

Summary of the Rights Agreement

The following description is a summary of the material terms of the rights agreement. It does not restate these terms in their entirety. This summary is qualified in its entirety by reference to the rights agreement, which we filed as an exhibit to our registration statement on Form S-8 filed with the SEC on December 8, 2006. We urge you to read the rights agreement because it, and not this summary, defines its terms and provisions.

Rights

Each share of our common stock has attached to it one right. Each right, when exercisable, will entitle the registered holder to purchase from us a unit consisting of one one-thousandth of a share of series A junior participating preferred stock at a purchase price of $150 in cash, subject to adjustments. Initially, the rights are not exercisable and are attached to all certificates representing outstanding shares of our common stock, and we will not distribute separate rights certificates. The rights will only be exercisable under limited circumstances specified in the rights agreement when there has been a distribution of the rights and the rights are no longer redeemable by us.

The rights will expire at the close of business on November 14, 2016, unless we redeem or exchange them earlier as described below.

Prior to the Rights Distribution Date

Prior to the rights distribution date:

•	the rights are evidenced by our common stock certificates and will be transferred with and only with such common stock certificates; and
•	the surrender for transfer of any certificates of our common stock will also constitute the transfer of the rights associated with our common stock represented by such certificate.

Rights Distribution Date

The rights will separate from our common stock, and a rights distribution date will occur, upon the earlier of the following events:

•

10 business days following the later of (1) a public announcement that a person or group, other than an exempted person, has acquired, or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of our common stock or (2) the first date on which one of our executive officers has actual knowledge of such an event; and

•

10 business days following the start of a tender offer or exchange offer that would result in a person or group, other than an exempted person, beneficially owning 15% or more of the outstanding shares of our common stock.

The distribution date may be deferred by our board of directors and some inadvertent actions will not trigger the occurrence of the rights distribution date. In addition, a rights distribution date will not occur as a result of the ownership of our stock by the following exempted persons:

•	Fuad El-Hibri and his wife, Nancy El-Hibri, and any entity controlled by Fuad El-Hibri or Nancy El-Hibri; and
•

each other holder of our common stock immediately prior to our initial public offering to the extent such person’s beneficial ownership exceeds 15% solely as a result of the fact that the person is a party to a voting agreement.

As soon as practicable after the rights distribution date, separate rights certificates will be mailed to the holders of record of our common stock as of the close of business on the rights distribution date. From and after the rights distribution date, the separate rights certificates alone will represent the rights. All shares of our common stock issued prior to the rights distribution date will be issued with rights. Shares of our common stock issued after the rights distribution date in connection with specified employee benefit plans or upon conversion of specified securities will be issued with rights. Except as otherwise determined by our board of directors, no other shares of our common stock issued after the rights distribution date will be issued with rights.

Flip-In Event

If a person or group, other than an exempted person, becomes the beneficial owner of 15% or more of the outstanding shares of our common stock, except as described below, each holder of a right will thereafter have the right to receive, upon exercise, a number of shares of our common stock, or, in some circumstances, cash, property or other securities of ours, which equals the exercise price of the right divided by one-half of the current market price of our common stock on the date the acquisition occurs. However, following the acquisition:

•	rights will not be exercisable until the rights are no longer redeemable by us as set forth below; and
•	all rights that are, or were, under the circumstances specified in the rights agreement, beneficially owned by any acquiring person will be null and void.

The event set forth in this paragraph is referred to as a flip-in event. A flip-in event would not occur if there is an offer for all of our outstanding shares of common stock that at least 75% of our board of directors determines is fair to our stockholders and in their best interests.

Flip-Over Event

If at any time after a person or group, other than an exempted person, has become the beneficial owner of 15% or more of the outstanding shares of our common stock:

•	we are acquired in a merger or other business combination transaction in which we are not the surviving corporation;
•

we are the surviving entity in a merger of other business combination transaction but our common stock is changed or exchanged for stock or securities of any other person or for cash or any other property; or

•

more than 50% of our assets or earning power is sold or transferred, then each holder of a right, except rights which previously have been voided as set forth above, shall thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which equals the exercise price of the right divided by one-half of the current market price of that company’s common stock at the date of the occurrence of the event. The event described in this paragraph is referred to as a flip-over event. A flip-over event does not arise if the merger or other transaction follows an offer for all of our outstanding shares of common stock that at least 75% of our board of directors determines is fair to our stockholders and in their best interests.

Exchange of Rights

At any time after a flip-in event, when no person owns a majority of our common stock, our board of directors may exchange the rights, other than rights owned by the acquiring person that have become void, in whole or in part, at an exchange ratio of one share of our common stock, or one one-thousandth of a share of series A junior preferred stock, or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges, per right.

Adjustments

The purchase price of the rights, and the number of securities purchasable, are subject to adjustment from time to time to prevent dilution. The number of rights associated with each share of common stock is also subject to adjustment in the event of stock splits, subdivisions, consolidations or combinations of our common stock that occur prior to the rights distribution date.

Series A Junior Participating Preferred Stock

Series A junior preferred purchasable upon exercise of the rights will not be redeemable. Each share of series A junior preferred stock will be entitled to receive when, as and if declared by our board of directors, a minimum preferential quarterly dividend payment of $10 per share or, if greater, an aggregate dividend of 1,000 times the dividend declared per share of our common stock. In the event of liquidation, the holders of the series A junior preferred stock will be entitled to a minimum preferential liquidation payment of $1,000 per share, plus accrued and unpaid dividends, and will be entitled to an aggregate payment of 1,000 times the payment made per share of our common stock. Each share of series A junior preferred stock will have 1,000 votes, voting together with our common stock. In the event of any merger, consolidation or other transaction in which our common stock is changed or exchanged, each share of series A junior preferred stock will be entitled to receive 1,000 times the amount received per share of our common stock. These rights are protected by customary antidilution provisions.

Because of the nature of the series A junior preferred stock’s dividend, liquidation and voting rights, the value of one one-thousandth of a share of series A junior preferred stock purchasable upon exercise of each right should approximate the value of one share of common stock.

Redemption of Rights

At any time until ten business days following the date of a public announcement that a person or group, other than an exempted person, has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of our common stock, or such later date upon which one of our executive officers first has actual knowledge of such event or such later date as our board of directors may determine, we may redeem the rights in whole, but not in part, at a price of $0.001 per right, payable in cash or stock. Immediately upon the redemption of the rights or such earlier time as established by our board of directors, the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Status of Rights Holder and Tax Effects

Until a right is exercised, the holder of the right, as such, will have no rights as a stockholder of ours, including no right to vote or to receive dividends. Although the distribution of the rights should not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock, or other consideration, or for common stock of the acquiring company as described above.

Board’s Authority to Amend

Our board of directors may amend any provision of the rights agreement, other than the redemption price, prior to the date on which the rights are no longer redeemable. Once the rights are no longer redeemable, our board’s authority to amend the rights agreement is limited to correcting ambiguities or defective or inconsistent provisions in a manner that does not adversely affect the interest of holders of rights.

Stockholder Ratification

Stockholders are being asked to ratify the approval of the rights agreement in an effort to determine the stockholders’ viewpoint on the advisability of the rights agreement. If the stockholders do not ratify the approval of the rights agreement, our board of directors intends to reevaluate the rights agreement and determine whether it believes the rights agreement in its current form continues to be in the stockholders’ best interests. Our board may, as a result of such reevaluation and determination, among other things, terminate the rights agreement, modify the terms of the rights agreement or allow the rights agreement to remain in place without change to expire by its terms on November 14, 2016.

Board Recommendation

The board of directors recommends a vote “FOR” the ratification of the approval of the rights agreement.

PROPOSAL THREE — RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Although stockholder approval of the selection of Ernst & Young LLP is not required by law, our board of directors and audit committee believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our board of directors will reconsider its selection of Ernst & Young LLP.

Ernst & Young also served as our independent registered public accounting firm for the fiscal years ending December 31, 2006 and 2007. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Board Recommendation

The board of directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

SOLICITATION OF PROXIES

We are conducting the solicitation of proxies, and the cost of solicitation will be borne by Emergent BioSolutions. In addition to the solicitation of proxies by mail, officers and employees of Emergent BioSolutions may solicit proxies in person, by telephone, facsimile or mail. We will reimburse brokers, banks or other custodians or nominees for their expenses in sending proxies and proxy materials to beneficial owners.

REVOCATION OF PROXY

Subject to the terms and conditions set forth in this proxy statement, all proxies received by us will be effective, notwithstanding any transfer of the shares to which those proxies relate, unless prior to the closing of the polls at the annual meeting, we receive a written notice of revocation signed by the person who, as of the record date, was the registered holder of those shares. The notice of revocation must indicate the certificate number and numbers of shares to which the revocation relates and the aggregate number of shares represented by the certificate(s).

STOCKHOLDER PROPOSALS

In order to be included in proxy material for our 2008 annual meeting of stockholders, stockholders’ proposed resolutions must be received by us at our principal executive offices, Emergent BioSolutions Inc., Attn: Corporate Secretary, 2273 Research Blvd, Suite 400, Rockville, Maryland 20850 no later than December , 2008. However, if the date of the 2009 annual meeting is changed by more than 30 days from the date of the 2008 annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2009 annual meeting. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our Corporate Secretary.

Beginning November 20, 2008, which is the second anniversary of the completion of our initial public offering, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Following the second anniversary of the completion of our initial public offering, stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting. The required notice must be in writing and received by our corporate secretary at our principal offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. The date of our 2009 annual meeting of stockholders has not yet been established, but assuming it is held on May 21, 2009, in order to comply with the time periods set forth in our by-laws, appropriate notice for the 2009 annual meeting would need to be provided to our Corporate Secretary no earlier than January 22, 2008 and no later than February 21, 2008.

OTHER MATTERS

Our board of directors has no knowledge of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on those matters.

By Order of the Board of Directors,

Denise Esposito

Senior Vice President Legal Affairs,

General Counsel and Secretary

Rockville, Maryland

April	, 2008

OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE YOUR PROXY AS SOON AS POSSIBLE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK IN PERSON EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

ANNUAL MEETING OF STOCKHOLDERS OF EMERGENT BIOSOLUTIONS INC.

Dear Stockholder:

Please take note of the important information enclosed with this proxy card. There are matters related to the operation of the Company that require your prompt attention. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted, then sign and date the card, detach it and return your proxy in the enclosed postage-paid envelope. Thank you in advance for your prompt consideration of these matters.

Sincerely,

Emergent BioSolutions Inc.

EMERGENT BIOSOLUTIONS INC.
2273 RESEARCH BOULEVARD, SUITE 400
ROCKVILLE, MARYLAND 20850
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

The undersigned, revoking all prior proxies hereby appoints Fuad El-Hibri, R. Don Elsey and Daniel J. Abdun-Nabi as proxies, each with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all shares of common stock of Emergent BioSolutions Inc. (the "Company") held of record by the undersigned on March 31, 2008 at the Annual Meeting of Stockholders to be held on May 21, 2008 at 10:00 a.m., Eastern time, at the Crowne Plaza, 3 Research Court, Rockville MD 20850, or any adjournment or postponement thereof, and, in their discretion, on any other matters properly presented for a vote at the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL CLASS II DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3.

(Continued and to be signed on the reverse side)